STATE STREET RESEARCH MONEY MARKET TRUST

                               Amendment No. 4 to

                           Second Amended and Restated
                             Master Trust Agreement

                             INSTRUMENT OF AMENDMENT



         Pursuant to Article VII, Section 7.3 of the Second Amended and Restated Master Trust Agreement of the State Street Research Money Market Trust (the "Trust") dated June 1, 1993 (the "Master Trust Agreement"), as heretofore amended, the following is added immediately prior to the last sentence of
Article V, Section 5.1:

                "Execution of a proxy by a person or organization, which has been authorized to do so by a Shareholder pursuant to telephonic or electronically transmitted instructions, shall constitute execution of such proxy by or on behalf of such Shareholder."

         This Amendment shall be effective as of October 22, 1997.

         IN WITNESS WHEREOF, the undersigned officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.

                                                 /s/ Francis J. McNamara
                                                     -------------------------
                                                     Francis J. McNamara, III
                                                     Secretary